Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS SECOND QUARTER 2020 RESULTS
Summary of Second Quarter 2020 Financial Results (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Operating Revenues	$1,744	$2,599	(32.9)%	$4,036	$5,198	(22.4)%
Income from operations	$312	$444	(29.7)%	$661	$802	(17.6)%
Cash provided by operating activities	$221	$278	(20.5)%	$434	$519	(16.4)%
Net Income[1]	$163	$266	(38.7)%	$291	$441	(34.0)%
Commodity Margin[2]	$723	$752	(3.9)%	$1,311	$1,531	(14.4)%
Adjusted Unlevered Free Cash Flow[2]	$319	$360	(11.4)%	$545	$779	(30.0)%
Adjusted Free Cash Flow[2]	$182	$203	(10.3)%	$262	$467	(43.9)%
________

[1]	Reported as Net Income attributable to Calpine on our Consolidated Condensed Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.

(HOUSTON, Texas) August 13, 2020 - Calpine Corporation today reported Net Income of $163 million for the second quarter of 2020 compared to $266 million in the prior year period. The period-over-period decrease in Net Income was primarily due to a decrease in Commodity Margin2 driven in large part by a reduction in capacity revenue received in the ISO-NE and PJM markets and a decrease in non-cash, mark-to-market earnings on our commodity hedge positions for the three months ended June 30, 2020, compared to the same period in 2019. The decrease was partially offset by a favorable period-over-period change in our income taxes resulting from the partial release of our valuation allowance associated with our NOLs during the second quarter of 2020. Cash provided by operating activities for the second quarter of 2020 was $221 million compared to $278 million in the prior year period. The decrease in Cash provided by operating activities, after adjusting for non-cash items, was primarily due to the decrease in Commodity Margin,2 as previously discussed, and an increase in working capital employed primarily resulting from a period-over-period change in energy margin posting requirements due to the return of cash collateral to a counterparty in exchange for a letter of credit during the second quarter of 2020.

Net Income for the first half of 2020 was $291 million compared to Net Income of $441 million in the prior year period. The period-over-period decrease in Net Income was primarily due to a decrease in Commodity Margin2 driven in large part by a reduction in capacity revenue received in the ISO-NE and PJM markets as well as a reduction in contribution from hedges as a result of milder weather in the first quarter of 2020. Cash provided by operating activities for the first half of 2020 was $434 million compared to $519 million in the prior year period. The period-over-period decrease in cash provided by operating activities was primarily due to the decrease in Commodity Margin,2 as previously discussed, partially offset by a decrease in working capital employed primarily resulting from a period-over-period net decrease in energy margin posting requirements and lower inventory purchases.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	Variance	2020	2019	Variance
West	$269	$251	$18	$503	$515	$(12)
Texas	172	173	(1)	285	335	(50)
East	193	235	(42)	343	500	(157)
Retail	89	93	(4)	180	181	(1)
Total	$723	$752	$(29)	$1,311	$1,531	$(220)

West Region

Second Quarter: Commodity Margin in our West segment increased by $18 million in the second quarter of 2020 compared to the prior year period. Primary drivers were:

+	higher resource adequacy revenue,

+	increased contribution from higher generation driven in part by the restart of our South Point Energy Center during the second half of 2019, and

+	the acquisition on January 28, 2020 of the 25% noncontrolling interest of Russell City Energy Company, LLC which was previously owned by a third party.

Year-to-Date: Commodity Margin in our West segment decreased by $12 million in the first half of 2020 compared to the prior year period. Primary drivers were:

–	lower market spark spreads in January and February 2020 resulting largely from lower natural gas prices in Southern California, and

–	lower contribution from hedging activity, partially offset by

+	higher resource adequacy revenue, and

+	increased contribution from higher generation driven in part by the restart of our South Point Energy Center during the second half of 2019.

Texas Region

Second Quarter:  Commodity Margin in our Texas segment decreased by $1 million in the second quarter of 2020 compared to the prior year period. Primary drivers were:

–	lower contribution from hedging activity largely offset by

+	modestly higher market spark spreads.

Year-to-Date: Commodity Margin in our Texas segment decreased by $50 million in the first half of 2020 compared to the prior year period, primarily due to lower contribution from hedging activity.

East Region

Second Quarter:  Commodity Margin in our East segment decreased by $42 million in the second quarter of 2020 compared to the prior year period. Primary drivers were:

–	lower regulatory capacity revenue in ISO-NE and PJM and

–	the sale of our Garrison and RockGen Energy Centers in July 2019.

Year-to-Date: Commodity Margin in our East segment decreased by $157 million in the first half of 2020 compared to the prior year period. Primary drivers were:

–	lower regulatory capacity revenue in ISO-NE and PJM,

–	the sale of our Garrison and RockGen Energy Centers in July 2019, and

Calpine Reports Second Quarter 2020 Results
August 13, 2020

–	lower contribution from hedging activity resulting from milder weather during the first quarter of 2020, partially offset by

+	the commencement of commercial operations at our 828 MW York 2 Energy Center in March 2019.

Retail

Second Quarter:  Commodity Margin in our Retail segment remained largely unchanged in the second quarter of 2020 compared to the prior year period.

Year-to-Date:  Commodity Margin in our Retail segment remained largely unchanged in the first half of 2020 compared to the prior year period.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	June 30, 2020	December 31, 2019
Cash and cash equivalents, corporate(1)	$574	$1,072
Cash and cash equivalents, non-corporate	103	59
Total cash and cash equivalents	677	1,131
Restricted cash	241	345
Corporate Revolving Facility availability(2)	1,534	1,392
CDHI revolving facility availability(3)	1	1
Other facilities availability(4)	37	3
Total current liquidity availability(5)	$2,490	$2,872
____________

(1)
Our ability to use corporate cash and cash equivalents is unrestricted. On January 21, 2020, we used the remaining cash on hand from the issuance of our 2028 First Lien Notes and 2028 Senior Unsecured Notes to redeem approximately $1,052 million aggregate principal amount of our 2022 and 2024 First Lien Notes and 2023 Senior Unsecured Notes.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. At June 30, 2020, the approximately $2.0 billion in total capacity under our Corporate Revolving Facility is comprised of $462 million in letters of credit outstanding, no borrowings outstanding and $1,534 million in remaining available capacity.

(3)
Our CDHI revolving facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center.

(4)
On April 9, 2020, we amended one of our unsecured letter of credit facilities to partially extend the maturity of $100 million in commitments from June 20, 2020 to June 20, 2022. On June 9, 2020, we entered into the GPC Term Loan which provides for $200 million in letter of credit facilities.

(5)	Includes $23 million and $127 million of margin deposits posted with us by our counterparties at June 30, 2020 and December 31, 2019, respectively.

Liquidity was approximately $2.5 billion as of June 30, 2020. Cash, cash equivalents and restricted cash decreased by $558 million during the first half of 2020, largely due to the redemption of the remaining $1.1 billion aggregate principal amount of our 2022 and 2024 First Lien Notes and our 2023 Senior Unsecured Notes on January 21, 2020, as further discussed below, partially offset by cash provided by operating activities.

Table 3: Cash Flow Activities (in millions)

	Six Months Ended June 30,
	2020	2019
Beginning cash, cash equivalents and restricted cash	$1,476	$406
Net cash provided by (used in):
Operating activities	434	519
Investing activities	(304)	(315)
Financing activities	(688)	(51)
Net increase (decrease) in cash, cash equivalents and restricted cash	(558)	153
Ending cash, cash equivalents and restricted cash	$918	$559

Cash provided by operating activities for six months ended June 30, 2020 was $434 million compared to $519 million in the prior year period. The period-over-period decrease in cash provided by operating activities is primarily driven by the reduction in Commodity Margin for the six months ended June 30, 2020, when compared to the same period in 2019. This reduction is partially offset by a reduction in cash employed for working capital driven by a reduction in energy margin posting requirements and lower inventory purchases.

Cash used in investing activities was $304 million for six months ended June 30, 2020 compared to $315 million in the prior year period. The period-over period decrease in cash used is primarily attributable to a decrease in capital expenditures associated with the completion of construction of our York 2 Energy Center in March 2019 as well as timing differences in normal, recurring maintenance projects.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

Cash used in financing activities was $688 million during the six months ended June 30, 2020 compared to $51 million in the prior period. The cash used during the first half of 2020 is primarily attributable to the redemption of the outstanding aggregate principal amount of $623 million of our 2023 Senior Unsecured Notes, $245 million of our 2022 First Lien Notes and $184 million of our 2024 First Lien Notes with the proceeds from our 2028 Senior Unsecured Notes and 2028 First Lien Notes issued in December of 2019. In addition, we issued our $900 million Geysers Power Company, LLC (GPC) Term Loan in June 2020 and used a portion of the proceeds to repay approximately $348 million in aggregate principal amount of project debt. We also acquired the 25% noncontrolling interest in Russell City Energy Center, LLC for $35 million plus working capital adjustments of approximately $14 million for a total purchase price of approximately $49 million in January 2020.
COVID-19 Pandemic Update
In March 2020, the World Health Organization categorized the novel coronavirus disease 2019 (COVID-19) as a pandemic, and the President declared the COVID-19 outbreak a national emergency. COVID-19 continues to spread throughout the United States and other countries across the world negatively affecting the global economy, disrupting global supply chains and workforce participation and resulting in significant volatility and disruption of financial markets. While we have noted recovery in certain key geographic areas where we own generation facilities, we continue to closely monitor the impact of the COVID-19 outbreak on all aspects of our business, including how it has affected and continues to affect our employees, customers, suppliers and the communities in which we operate.
Our first priority with regard to the COVID-19 outbreak is to ensure the health and safety of our employees and contractors. As one of the largest independent power producers in the U.S., we are designated as an “essential business” and have an obligation to operate our fleet of power plants to sustain the bulk electric system and manage retail customer power delivery obligations. To ensure the continued reliable operations of our generation fleet and delivery of power to our retail customers, we continue to abide by a set of safety and health measures as a means to ensure we are able to provide reliable energy to the markets we serve. These measures include restricting access at our power plants to only mission-critical individuals and adherence to social distancing protocols wherever possible. Additionally, our commercial and retail operations, including all support staff such as legal, accounting, finance, information technology and human resources, continue to work remotely.
To date, the COVID-19 outbreak has not had a material adverse effect on our operations, financial condition or cash flows. While the ultimate determination depends on the length and severity of the crisis, at this time, we anticipate our cash flows from operations and our available sources of liquidity will be sufficient to meet our current cash requirements during this period. As the impact of the COVID-19 outbreak on the economy and our operations evolves, we will continue to assess and manage our liquidity needs.
The ultimate extent to which the COVID-19 pandemic may impact our business, operating results, financial condition or liquidity will depend on future developments, including the duration of the outbreak, continued business and workforce disruptions, the effectiveness of actions taken to contain and treat the disease and the lasting effect on the economy, especially in the geographic areas where we own and operate power generating facilities and serve retail customers. Given the uncertainty concerning the overall impact of the COVID-19 outbreak, while we do not anticipate the effect of the outbreak to have a material adverse effect on our financial condition, results of operations or cash flows for the year ended December 31, 2020, we are unable to predict the ultimate impact of the outbreak on our future results. For further discussion, see “Item 1A. Risk Factors” in Part II of our Form 10-Q for the quarterly period ended June 30, 2020.
Portfolio Management
On January 28, 2020, we completed the acquisition of the 25% noncontrolling interest of Russell City Energy Company, LLC for $35 million plus working capital adjustments of approximately $14 million for a total purchase price of approximately $49 million. Prior to the acquisition, we accounted for the third party ownership interest as a noncontrolling interest.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

Balance Sheet Management
On January 21, 2020, we redeemed the outstanding aggregate principal amount of $245 million of our 2022 First Lien Notes, $184 million of our 2024 First Lien Notes and $623 million of our 2023 Senior Unsecured Notes, which were included in debt, current portion on our Consolidated Condensed Balance Sheet at December 31, 2019, with the proceeds from the 2028 First Lien Notes and 2028 Senior Unsecured Notes that we issued in December 2019, which were included in cash and cash equivalents on our Consolidated Condensed Balance Sheet at December 31, 2019.
On June 9, 2020, GPC and the guarantors party thereto entered into a seven-year $900 million first lien senior secured term loan facility and three senior secured revolving letter of credit facilities totaling $200 million. The GPC Term Loan is certified under the Climate Bonds Standard. Any letters of credit issued under the GPC Term Loan letter of credit facilities must be at the request of and for the account of GPC. The GPC Term Loan bears interest, at GPC’s option, at either (i) the Base Rate, equal to the highest of (a) the Federal Funds Rate plus 0.50% per annum, (b) the prime rate published in the Wall Street Journal, or (c) 1.0% plus an applicable margin of 1.0%, increasing by 0.125% every three years, or (ii) LIBOR plus an applicable margin of 2.0% per annum, increasing by 0.125% every three years. The GPC Term Loan matures on June 9, 2027, but may be prepaid at any time upon irrevocable notice to the Administrative Agent. We used a portion of the proceeds from the GPC Term Loan to repay approximately $348 million of project debt.
The GPC Term Loan is secured by certain real and personal property of GPC consisting primarily of the Geysers Assets. The GPC Term Loan is not guaranteed by Calpine Corporation and is without recourse to Calpine Corporation or any of our non-GPC subsidiaries or assets; however, GPC generates a portion of its cash flows from an intercompany tolling agreement with Calpine Energy Services, L.P. and has various service agreements in place with other subsidiaries of Calpine Corporation.
On August 10, 2020, we issued $650 million in aggregate principal amount of 4.625% senior unsecured notes due 2029 and $850 million in aggregate principal amount of 5.000% senior unsecured notes due 2031 in private placements. The 2029 Senior Unsecured Notes bear interest at 4.625% per annum and the 2031 Senior Unsecured Notes bear interest at 5.000% per annum with interest payable on both series of notes semi-annually on February 1 and August 1 of each year, beginning on February 1, 2021. The 2029 Senior Unsecured Notes and 2031 Senior Unsecured Notes mature on February 1, 2029 and February 1, 2031, respectively.
On August 10, 2020, we utilized proceeds from our 2029 Senior Unsecured Notes and 2031 Senior Unsecured Notes, together with cash on hand, to purchase approximately $255 million and $1,045 million in aggregate principal amount of our 2024 Senior Unsecured Notes and 2025 Senior Unsecured Notes, respectively. On August 12, 2020, we redeemed the remaining amounts outstanding under our 2024 Senior Unsecured Notes and 2025 Senior Unsecured Notes.
PG&E Bankruptcy
On July 1, 2020, PG&E and PG&E Corporation emerged from bankruptcy. Under PG&E's plan of reorganization, our PPAs were assumed and any restrictions on our projects arising from the bankruptcy were cured.
We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Subsequent to the bankruptcy filing, we received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E continued to provide service subsequent to its bankruptcy filing.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 78 power plants in operation or under construction represents over 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, will be filed with the Securities and Exchange Commission (SEC) and will be available on the SEC’s website at www.sec.gov.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•	Public health threats or outbreaks of communicable diseases, such as the ongoing COVID-19 pandemic and its impact on our business, suppliers, customers, employees and supply chains;

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and the extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Term Loans, First Lien Notes, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts and floods, acts of terrorism, cyber attacks or wildfires that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(millions)
Operating revenues:
Commodity revenue	$1,852	$2,128	$3,795	$4,666
Mark-to-market gain (loss)	(113)	467	232	523
Other revenue	5	4	9	9
Operating revenues	1,744	2,599	4,036	5,198
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	1,110	1,367	2,457	3,125
Mark-to-market (gain) loss	(148)	280	(4)	290
Fuel and purchased energy expense	962	1,647	2,453	3,415
Operating and maintenance expense	266	245	506	484
Depreciation and amortization expense	163	175	327	349
General and other administrative expense	31	34	62	66
Other operating expenses	14	19	31	38
Total operating expenses	1,436	2,120	3,379	4,352
Impairment losses	—	40	—	55
(Income) from unconsolidated subsidiaries	(4)	(5)	(4)	(11)
Income from operations	312	444	661	802
Interest expense	167	157	336	306
(Gain) loss on extinguishment of debt	8	3	8	(1)
Other (income) expense, net	5	5	9	28
Income before income taxes	132	279	308	469
Income tax expense (benefit)	(31)	9	15	19
Net income	163	270	293	450
Net income attributable to the noncontrolling interest	—	(4)	(2)	(9)
Net income attributable to Calpine	$163	$266	$291	$441

Calpine Reports Second Quarter 2020 Results
August 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2020	2019
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$677	$1,131
Accounts receivable, net of allowance of $9 and $9	683	757
Inventories	517	543
Margin deposits and other prepaid expense	346	367
Restricted cash, current	225	299
Derivative assets, current	199	156
Other current assets	42	49
Total current assets	2,689	3,302
Property, plant and equipment, net	11,937	11,963
Restricted cash, net of current portion	16	46
Investments in unconsolidated subsidiaries	67	70
Long-term derivative assets	250	246
Goodwill	242	242
Intangible assets, net	316	340
Other assets	438	440
Total assets	$15,955	$16,649
LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$569	$714
Accrued interest payable	108	61
Debt, current portion	231	1,268
Derivative liabilities, current	168	225
Other current liabilities	531	657
Total current liabilities	1,607	2,925
Debt, net of current portion	10,874	10,438
Long-term derivative liabilities	196	63
Other long-term liabilities	479	565
Total liabilities	13,156	13,991

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.001 par value per share; authorized 5,000 shares, 105.2 shares issued and outstanding	—	—
Additional paid-in capital	9,651	9,584
Accumulated deficit	(6,632)	(6,923)
Accumulated other comprehensive loss	(220)	(114)
Total Calpine stockholder’s equity	2,799	2,547
Noncontrolling interest	—	111
Total stockholder’s equity	2,799	2,658
Total liabilities and stockholder’s equity	$15,955	$16,649

Calpine Reports Second Quarter 2020 Results
August 13, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
	(in millions)
Cash flows from operating activities:
Net cash provided by operating activities	$434	$519
Cash flows from investing activities:
Purchases of property, plant and equipment	(320)	(304)
Other	16	(11)
Net cash used in investing activities	(304)	(315)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	—	941
Repayment of CCFC Term Loan and First Lien Term Loans	(22)	(942)
Repayments of First Lien Notes	(429)	—
Repayments of Senior Unsecured Notes	(623)	(44)
Borrowings under revolving facilities	450	220
Repayments of revolving facilities	(450)	(175)
Borrowings from project financing, notes payable and other	900	34
Repayments of project financing, notes payable and other	(412)	(77)
Financing costs	(46)	(8)
Acquisition of noncontrolling interest(1)	(49)	—
Other	(7)	—
Net cash used in financing activities	(688)	(51)
Net increase (decrease) in cash, cash equivalents and restricted cash	(558)	153
Cash, cash equivalents and restricted cash, beginning of period	1,476	406
Cash, cash equivalents and restricted cash, end of period(2)	$918	$559

Cash paid during the period for:
Interest, net of amounts capitalized	$221	$283
Income taxes	$2	$8

Supplemental disclosure of non-cash investing and financing activities:
Change in capital expenditures included in accounts payable and other current liabilities	$(27)	$19
Plant tax settlement offset in prepaid assets	$—	$(4)
Asset retirement obligation adjustment offset in operating activities	$—	$(10)
Garrison Energy Center and RockGen Energy Center property, plant and equipment, net, classified as current assets held for sale	$—	$(335)
Garrison Energy Center capital lease liability classified as current liabilities held for sale	$—	$22
____________

(1)
On January 28, 2020, we completed the acquisition of the 25% noncontrolling interest of Russell City Energy Company, LLC for $35 million plus working capital adjustments of approximately $14 million for a total purchase price of approximately $49 million.

(2)	Our cash and cash equivalents, restricted cash, current, and restricted cash, net of current portion, are stated as separate line items on our Consolidated Condensed Balance Sheets.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying second quarter 2020 earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of capitalized maintenance expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our board of directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the three and six months ended June 30, 2020 and 2019 (in millions).

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$221	$278	$434	$519
Add:
Capital maintenance expenditures(1)	(120)	(107)	(214)	(204)
Tax differences	4	(7)	6	(4)
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	3	1	5	(6)
Capitalized corporate interest	(3)	(1)	(5)	(8)
Changes in working capital	71	46	43	166
Amortization of acquired derivative contracts	5	2	8	8
Other(2)	1	(9)	(15)	(4)
Adjusted Free Cash Flow	$182	$203	$262	$467
Add:
Cash interest, net(3)	137	151	281	300
Operating lease payments	—	6	2	12
Adjusted Unlevered Free Cash Flow	$319	$360	$545	$779

Net cash used in investing activities	$(178)	$(163)	$(304)	$(315)
Net cash provided by (used in) financing activities	$38	$(74)	$(688)	$(51)

Supplemental disclosure of cash activities:
Major maintenance expense and capital maintenance expenditures(4)	$167	$143	$286	$268
Cash taxes	$—	$7	$—	$7
Other	$—	$1	$—	$1
_________

(1)	Capital maintenance expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of interest income.

(4)
Includes $47 million and $36 million in major maintenance expense for the three months ended June 30, 2020 and 2019, respectively, and $120 million and $107 million in capital maintenance expenditures for the three months ended June 30, 2020 and 2019, respectively. Includes $72 million and $64 million in major maintenance expense for the six months ended June 30, 2020 and 2019, respectively, and $214 million and $204 million in capital maintenance expenditures for the six months ended June 30, 2020 and 2019, respectively.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the three and six months ended June 30, 2020 and 2019 (in millions):

	Three Months Ended June 30, 2020
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income from operations	$171	$18	$29	$94	$—	$312
Add:
Operating and maintenance expense	96	73	71	35	(9)	266
Depreciation and amortization expense	56	50	45	12	—	163
General and other administrative expense	6	13	8	4	—	31
Other operating expenses	7	1	6	—	—	14
(Income) from unconsolidated subsidiaries	—	—	(4)	—	—	(4)
Less: Mark-to-market commodity activity, net and other(1)	67	(17)	(38)	56	(9)	59
Commodity Margin	$269	$172	$193	$89	$—	$723

	Three Months Ended June 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$153	$277	$154	$(140)	$—	$444
Add:
Operating and maintenance expense	84	66	72	33	(10)	245
Depreciation and amortization expense	60	54	48	13	—	175
General and other administrative expense	5	15	10	4	—	34
Other operating expenses	7	1	11	—	—	19
Impairment losses	—	—	40	—	—	40
(Income) from unconsolidated subsidiaries	—	—	(6)	1	—	(5)
Less: Mark-to-market commodity activity, net and other(1)	58	240	94	(182)	(10)	200
Commodity Margin	$251	$173	$235	$93	$—	$752

	Six Months Ended June 30, 2020
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income from operations	$301	$103	$137	$120	$—	$661
Add:
Operating and maintenance expense	182	139	134	68	(17)	506
Depreciation and amortization expense	112	100	91	24	—	327
General and other administrative expense	14	24	16	8	—	62
Other operating expenses	15	3	13	—	—	31
(Income) from unconsolidated subsidiaries	—	—	(4)	—	—	(4)
Less: Mark-to-market commodity activity, net and other(2)	121	84	44	40	(17)	272
Commodity Margin	$503	$285	$343	$180	$—	$1,311

Calpine Reports Second Quarter 2020 Results
August 13, 2020

	Six Months Ended June 30, 2019
					Consolidation
	Wholesale				and
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$303	$359	$296	$(156)	$—	$802
Add:
Operating and maintenance expense	165	131	139	67	(18)	484
Depreciation and amortization expense	133	99	91	26	—	349
General and other administrative expense	12	27	19	8	—	66
Other operating expenses	16	3	19	—	—	38
Impairment losses	—	—	55	—	—	55
(Income) from unconsolidated subsidiaries	—	—	(12)	1	—	(11)
Less: Mark-to-market commodity activity, net and other(2)	114	284	107	(235)	(18)	252
Commodity Margin	$515	$335	$500	$181	$—	$1,531
_________

(1)	Includes $(22) million and $(19) million of lease levelization and $9 million and $18 million of amortization expense for the three months ended June 30, 2020 and 2019, respectively.

(2)	Includes $(40) million and $(35) million of lease levelization and $25 million and $39 million of amortization expense for the six months ended June 30, 2020 and 2019, respectively.

Calpine Reports Second Quarter 2020 Results
August 13, 2020

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Total MWh generated (in thousands)(1)(2)	22,493	21,156	47,405	43,257
West	5,515	4,015	12,505	10,784
Texas	11,377	10,497	22,295	20,713
East	5,601	6,644	12,605	11,760

Average availability(2)	81.5%	81.5%	84.0%	84.2%
West	84.4%	79.7%	86.7%	83.3%
Texas	80.9%	80.9%	80.8%	81.8%
East	79.6%	83.5%	85.0%	87.3%

Average capacity factor, excluding peakers	44.6%	41.6%	47.1%	43.9%
West	35.4%	26.6%	40.4%	35.9%
Texas	58.4%	54.3%	57.4%	53.9%
East	36.0%	41.8%	40.6%	39.1%

Steam adjusted heat rate (Btu/kWh)(2)	7,329	7,338	7,311	7,305
West	7,552	7,526	7,457	7,391
Texas	7,088	7,149	7,080	7,110
East	7,665	7,571	7,613	7,596
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.